EXHIBIT 10.28

                     STRATEGIC CONSULTING AGREEMENT BETWEEN
                  BRIAN HUGHES AND DOLPHIN ENERGY COPRORATION


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                           DOLPHIN ENERGY CORPORATION
                         STRATEGIC CONSULTING AGREEMENT

         THIS AGREEMENT is made by and between BRIAN H. HUGHES, an individual residing at 6307 Hawthorne Lane, Lakewood, Colorado 80203 ("Consultant"), and DOLPHIN ENERGY CORPORATION, a Nevada corporation with offices at 1001 Brickell Bay Drive, Suite 2202. Miami, FL 33131 (the "Company"), for the purpose of setting forth the terms and conditions of Consultant's services for the Company and to protect the Company's knowledge, expertise, customer relationships and the confidential information the Company has developed regarding clients, customers, shareholders, option holders, employees, products, business operations and services:

                                   WITNESSETH:

         WHEREAS, Consultant has assisted the Company in identifying certain prospective areas for the Company and has assisted the Company both technically and in obtaining investment capital for its parent Galaxy Energy Corporation;

         WHEREAS, Crusader Resources, LLC, a company affiliated with Consultant, has a "Contract Operating Agreement" with the Company which both the Company and Consultant desire to terminate and replace with this Agreement between Consultant and the Company;

         WHEREAS, the Board of Directors of the Company desires to provide for the continued services of Consultant and to make, reinforce and encourage the continued attention and dedication to the Company of Consultant in the best interest of the Company and its shareholders,

         WHEREAS, Consultant is willing to commit himself to continue to serve the Company, on the terms and conditions herein provided; and

         WHEREAS, in order to effect the foregoing, the Company and Consultant wish to enter into this Agreement;

         NOW THEREFORE, in consideration of the mutual premises and the respective covenants of the parties herein contained, the parties hereto agree as follows:

1.       TIME AND EFFORTS

         1.1 Consultant shall be hired as the Company's strategic consultant and shall devote such time and attention to his duties and responsibilities in furtherance of the Company's business as are reasonably required under this Agreement; provided, however, that the Company shall not require CONSULTANT to spend more than forty (40) hours during any calendar month in performance of his duties hereunder, unless

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Consultant agrees and the Company pays the Consulting Fee provided for in section 5.1 below. For purposes hereof, a day shall be deemed to consist of eight (8) hours, and any day or part thereof the Consultant spends away from Denver, Colorado at the request of the Company and in performance of his duties hereunder shall be deemed a full day.

         1.2 Although not an employee of the Company, in the performance of all of his responsibilities hereunder, Consultant shall be subject to all of the Company's policies, rules, and regulations applicable to its officers and employees generally.

         1.3 Consultant shall report to and be under the supervision of the Company's President and Chief Executive Officer, its Chief Operating Officer and its Board of Directors.

2.       TERM

The initial Term of this Agreement is from 4/01/04 (the "Effective Date") until 1/31/07; however on each anniversary of the Effective Date after 1/31/06, this Agreement shall be automatically extended for an additional one-year Term from such anniversary date unless the Company notifies Consultant in writing 90 days prior to the anniversary of the Effective Date that the Company will not be renewing this Agreement on the next anniversary of the Effective Date, or unless sooner terminated pursuant to Section 4. References hereinafter to the "Term" of this Agreement shall refer to both the initial term and any extended term of Consultant's services hereunder.

3.       COMPANY'S AUTHORITY

         Consultant agrees to observe and comply with the reasonable rules and regulations of Company as adopted by the Board of Directors of the Company or committee of the Board of Directors respecting performance of Consultant's duties and to carry out and perform orders, directions, and policies of Company as they may be, from time-to-time, stated to Consultant either verbally or in writing.

4.       TERMINATION

This Agreement shall be terminated upon the happening of any of the following events:

         4.1      DEATH.    Upon the death of Consultant.

         4.2      MUTUAL AGREEMENT.   Whenever the Company and Consultant shall
         mutually agree to termination.

         4.3      CAUSE.    At the option of the Company, upon written notice by
         the


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Company to Consultant, for Cause. "Cause" shall exist for such termination if
Consultant (i) pleads or is found guilty of a felony involving an act of dishonesty or moral turpitude by a court of competent jurisdiction; (ii) has engaged in gross misconduct, materially and demonstratively injurious to the company; (iii) has made any material misrepresentation or omission to the Company hereunder; (iv) has committed an unexcused material breach of his duty in the course of Consultant's services; (v) has been guilty of habitual neglect of his duties; (vi) has usurped a corporate opportunity, is guilty of fraudulent embezzlement of property or funds of the Company, or committed any act of fraud or intentional misrepresentation, moral turpitude, dishonesty or other misconduct that would constitute a felony; or (vii) has committed a material, unexcused breach of this Agreement. Prior to any termination for Cause, Company shall give Consultant written notice and the opportunity to cure such situation, if and to the extent curable.

         4.4 TERMINATION BY THE COMPANY. The Company may terminate Consultant's services under this Agreement at any time without Cause, on at least ninety (90) working days written notice, subject to provisions for payment of compensation as specified under Section 5.5 of this Agreement.

         4.5 TERMINATION BY CONSULTANT. At the option of Consultant, upon 90 days written notice by Consultant to the Company.

         4.6 DISABILITY. If as a result of Consultant's incapacity due to physical or mental illness, Consultant shall have been absent from his duties hereunder on a part-time basis for the entire period of three consecutive months, and within 30 days after written notice of termination is given (which may occur before or after the end of such three-month period) shall not have returned to the performance of his duties hereunder, the Company may terminate Consultant's services hereunder.

         4.7 EXPIRATION. Upon the expiration of the Term of this Agreement, or any extension or renewal thereof.

         4.8 TERMINATION ON CHANGE OF CONTROL. Upon a Change of Control as defined in subsection 5.5.4 below.

5.       CURRENT COMPENSATION

         5.1 CONSULTING FEE. For all services in excess of forty (40) hours per calendar month rendered by Consultant under this Agreement, the Company shall pay or cause to be paid to Consultant, and Consultant shall accept, an amount of $95.00 per hour, such amount being referred to hereinafter as the "Consulting Fee."

         5.2 LOCATION FEE. In addition to the Consulting Fee, Consultant shall receive a


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fee for each well both drilled in the Powder River Basin in Wyoming and Montana and drilled on either undrilled Company-owned properties as of the date of this Agreement or undrilled properties acquired by the Company subsequent to the date of this Agreement, such amount being referred to hereinafter as the "Location Fee." The Location Fee for each well shall be determined by multiplying $5,000 by the working interest of the Company in such well at the time it is drilled and shall be paid to Consultant on or before the fifteenth (15th) day of the calendar month immediately following the calendar month in which such well is spudded.

         5.3 OVER-RIDING ROYALTY. During the Term and including any extensions hereof and subject to the limitations herein, Consultant shall be entiltled to receive an assignment of a over-riding royalty interest ("ORRI") in oil and gas production from all non-producing properties in the Powder River Basin leased, purchased or otherwise acquired, directly or indirectly, by the Company. For purposes of this section 5.3, the term "properties" shall mean all oil and gas leases and for lands acquired by the Company as provided immediately above, except that Consultant shall have no right to receive an ORRI on any production from existing wellbores which, at the time of acquisition, either are producing or are drilled and being prepared for production. The actual amount of the ORRI payable to Consultant shall be determined in the following two steps:

         (1) First, the base royalty shall be determined by subtracting 78% from the total percentage net revenue interests held by all the working interest owners in the subject properties prior to assigning the ORRI, provided that the base royalty may not exceed 2%; and

         (2) multiplying the base royalty by the actual percentage working interest of the Company in the subject properties at the time of the assignment of the ORRI to Consultant.

         Such assignment shall be in a form acceptable to Consultant's attorney and shall be made as promptly as is reasonable after such properties are acquired. For purposes of calculating the dollar amounts of ORRI payable hereunder, oil and gas production shall be priced each month at the actual sales price determined on the actual volume of such oil and/or gas produced at the wellhead during such month. It is understood that the Consultant or his representative will be given full access to the files and records of the Company, after and during the Term hereof, to allow Consultant or his representative to evaluate and verify the accuracy of the amounts paid to him hereunder and to determine the future value of the properties. Such files shall include but not to be limited to third party reserve/engineering reports, production data, well files, well logs, seismic data, and accounting records.

For purposes of section 5.2 and 5.3, the term "Company" shall include the Company, its parent Galaxy Energy Corporation and any and all subsidiaries and affiliates of the



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Company.

In addition, any interests in Company owned or acquired properties directly or indirectly owned by Horizon Exploitation, Inc. or any affiliate or successor thereof shall be deemed for purposes of sections 5.2 and 5.3 to be held by the Company. The obligation of the

Company to assign to Consultant ORRI's shall sometimes continue after termination of this Agreement in accordance with Section 5.5 below.

         5.3 PAYMENTS OF CONSULTING FEES AND EXPENSES. The payment of Consultant's Consulting Fee and expenses shall be paid within thirty (30) days of invoice. All payments are not subject to the customary withholding tax and other employment taxes as required with respect to compensation paid to an employee.

         5.5      PAYMENT OF COMPENSATION ON TERMINATION.

                  5.5.1 Upon termination of Consultant's services prior to the expiration of this Agreement, if such termination is pursuant to Section 4.1, 4.6, or 4.7 hereof, Consultant shall be entitled to his Consulting Fees and Location Fees earned but unpaid through the date of termination of agreement, payable on the date of termination. In addition, Consultant shall be entitled to have ORRI's assigned to him in accordance with section 5.3 and Location Fees paid in accordance with Section 5.2 for a period of one calendar year from the effective date of such termination.

                  5.5.2 Upon termination of Consultant's agreement prior to the expiration of this Agreement, if such termination is pursuant to Section 4.3 or
4.5 hereof, Consultant shall be entitled only to any Consulting Fees, Location Fees and Orrin's under Sections 5.1, 5.2 and 5.3 earned but unpaid or assigned through the date of termination.

                  5.5.3 In the event that Consultant is terminated pursuant to section 4.4 or is terminated following a Change of Control (as hereafter defined), Consultant shall be entitled to any Consulting Fee earned but unpaid through the date of termination of this contract, payable on the date of termination. Upon termination as a result of a Change of Control, Consultant shall also be entitled to be paid Location Fees under section 5.2 and assigned ORRI's under section 5.3 through the remaining Term hereof and, in the case of termination following a Charge of Control, for a period of one year after conclusion of the Term hereof.

                  5.5.4 For all purposes of this Agreement, a "change of control" shall mean and shall be deemed to have occurred if: (i) there shall be consummated (X) any consolidation or merger of the Company with another corporation or entity and as a result of such consolidation or merger less than 50% of the outstanding voting securities of the surviving or resulting, corporation or entity shall be owned, directly or indirectly, in the aggregate by the stockholders of the Company, other than "affiliates," as defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of any party to such


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consolidation or merger, as the same shall have existed immediately prior to such consolidation or merger, or (Y) any sale, lease, exchange or other transfer (or in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company; (ii) the stockholders of the Company shall have approved any plan or proposal for the liquidation or dissolution of the Company; (iii) any "person" (as such term is used in the Section 13(d) and 14(d) (2) of the Exchange Act) shall have become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 50% or more of the Company's outstanding common stock, without the prior approval of the Board; (iv) during any period of two consecutive years, individuals who at the beginning of such period constituted the entire Board of Directors shall have ceased for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company's stockholders, of each new Director was approved by vote of at least two-thirds of the Directors then still in office who were Directors at the beginning of the period; (v) a change of control of a nature that would be required to be reported in response to item 6( e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act shall have occurred; or (vi) any consolidation or merger of the Company with another corporation or entity and as a result of such consolidation or merger Consultant is not retained by the Board of Directors as the Chairman of the Board and Strategic Consultant (a "Change of Control").

6.       DETERMINATION OF DISABILITY

         In the event Consultant's disability, as defined in Section 4.6, is in question, and after written request by the Company, Consultant refuses to be examined by his regularly attending physician or if the regularly attending physician fails to submit a report within 30 days after the examination has been requested by the Company, the determination of disability shall be made by the Company.

7. EXPENSES

         Consultant shall be reimbursed for all reasonable expenses incurred in connection with Consultant's performance of his duties hereunder and travel expenses incurred at the direction of the Company, including among others attendance of business meetings and promotion of Company business upon presentation by Consultant to the Company of an expense report and adequate records or other documentation substantiating the expenditures. Any such amounts disallowed, as a business expense for federal or state income tax purposes, shall be deemed additional salary to Consultant. The fact that the Company may not reimburse Consultant for an expense is not an indication that the Company determined that the expense was not incurred on its behalf or in connection with the Company's business.

8. RESTRICTIVE COVENANTS

         8.1 CONFIDENTIAL INFORMATION. Consultant acknowledges that in his services hereunder he occupies a position of trust and confidence. During the Term, and thereafter



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in accordance with the provisions of this Agreement, Consultant shall not, except as may be required to perform his duties hereunder as required by applicable law, and except for information which is or becomes publicly available other than as a result of a breach by Consultant of the provisions hereof, disclose to others or use, whether directly or indirectly, any Confidential Information. "Confidential Information" shall mean information about the Company, its subsidiaries and affiliates, and their respective suppliers, clients and customers that is not disclosed by the Company for financial reporting purposes and that was learned by Consultant in the course of this agreement hereunder, including (without limitation) proprietary knowledge, trade secrets, market research, data, formulae, information and supplier, client and customer lists and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information. Consultant agrees to deliver or return to the Company, at the Company's request at any time or upon termination or expiration of this agreement, or as soon thereafter as possible, all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by the Company or any of its subsidiaries affiliates or prepared by Consultant during the Term of this agreement by the Company. The obligations hereof shall not apply to any information that is or becomes public or in the public domain by action of the Company or through no fault of Consultant.

         8.2 BUSINESS DIVERSION. During the Term and for one full year thereafter, Consultant shall not, directly or indirectly, influence or attempt to influence customers or suppliers of the Company or any of its subsidiaries or affiliates to divert their business to any competitor of the Company, to the exclusion of the Company. However, Consultant may contract with the same customers and suppliers after the Term hereof so long as it is not to the exclusion of the Company's relationships with such customers and suppliers.

         8.3 NON-SOLICITATION. Consultant recognizes that he will possess confidential information about other employees of the Company and its subsidiaries and affiliates relating to, among other things, their education, experience, skills, abilities, compensation and benefits, and interpersonal relationships with suppliers and customers of the Company. Consultant recognizes that the information he will possess about these other employees is not generally known, is of substantial value to the Company, and will be acquired by him because of his business position with the Company. Consultant agrees that, during the Term and for one full year thereafter, he will not, directly or indirectly, solicit or recruit any employee of the Company, its subsidiaries or affiliates for the purpose of being employed by him or by any other person on whose behalf he is acting as an agent, representative or employee and that he will not convey any such confidential information or trade secrets about other employees of the Company, including its subsidiaries or affiliates, to any other person. However, if Consultant's employment is terminated in accordance with the provisions of Section 4.4, nothing herein shall prevent Consultant from soliciting or recruiting, directly or indirectly, any employee of the Company recruited to the Company by Consultant.


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         8.4 BREACH OF RESTRICTIVE COVENANTS. If Consultant breaches, or threatens to commit a breach of, any of the provisions of this section 8 (the "Restrictive Covenants"), the Company and its subsidiaries shall have the right to seek the following:

         8.41 SPECIFIC PERFORMANCE. The right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction is specifically agreed to by the parties hereto, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company or its subsidiaries and that money damages may not provide an adequate remedy to the Company or its subsidiaries.

                  8.4.2 ACCOUNTING. The right and remedy to require Consultant to account for and pay over to the Company or its subsidiaries, as the case may be, all compensation, profits, monies, accruals, increments or other benefits derived or received by Consultant as a result of any transaction constituting a breach of the Restrictive Covenants.

                  8.4.3 SEVERABILITY OF RESTRICTIVE COVENANTS. Consultant acknowledges and agrees that the Restrictive Covenants are reasonable and valid in geographic and temporal scope and in all other respects. If any court determines at any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect without regard to the invalid provisions.

                  8.4.4 BLUE PENCILING. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographic scope or such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall not be enforceable.

                  8.4.5 ENFORCEABILITY OF JURISDICTIONS. The obligations in this
Section 8 shall survive the termination of Consultant's Agreement or expiration of this Agreement and shall be fully enforceable thereafter. Consultant intends to and hereby confers jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographic scope of such Restrictive Covenants. If the courts of anyone or more of such jurisdictions hold the Restrictive Covenants unenforceable by reason of the breadth of such scope or otherwise, it is the intention of Consultant that such determination not bar or in any way affect the right of the Company or its subsidiaries to the relief provided above in the courts of any other jurisdiction within the geographic scope of such Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent Restrictive Covenants.

9.   AREA OF MUTUAL INTEREST


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         In consideration for the payments provided for in Sections 5.2 and 5.3 hereof, Consultant specifically agrees that if he learns of any prospects for hydrocarbons, any sales of hydrocarbons producing properties sale of non-producing properties, royalties or opportunity of any kind with respect to hydrocarbons in the Powder River Basin of Montana or Wyoming, he will take no action with respect to any such opportunity until after he has presented it to the Company and given the Company adequate time to act on such opportunity. Further, Consultant agrees to act with good faith regarding any such opportunity and to assist the Company in evaluating and/or acting upon such opportunity.

10. DISPUTE RESOLUTION

         The parties agree that any dispute that may arise in connection with, arising out of or relating to this Agreement, or any dispute that relates in any way, in whole or in part, to Consultant's agreement with the Company, the termination of that agreement, or any other dispute by and among the parties or their successors, assigns or affiliates, shall be submitted to binding arbitration in Arapahoe County, Colorado according to the Contract Dispute Resolution Rules and Procedures of the American Arbitration Association. This arbitration obligation extends to any and all claims that may arise by and between the parties or their successors, assigns or affiliates, and expressly extends to, without limitation, claims or cause of action for wrongful termination, impairment of ability to compete in the open labor market, breach or an express or implied contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, fraud, misrepresentation, defamation, slander, infliction of emotional distress, disability, loss of future earnings, and claims under the applicable state constitution, the United States Constitution, and applicable state fair employment laws, federal equal employment opportunity laws, and federal and state labor statutes and regulations, including, but not limited to, the Civil Rights Act of 1964, as amended, the Labor-Management Relations Act, as amended, the Worker Retraining and Notification Act of 1988, the Americans With Disabilities Act of 1990, the Rehabilitation Act of 1973, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Age Discrimination in Employment Act of 1967, as amended, and the California Fair Employment and Housing Act, as amended.

11. ASSIGNMENT

         This Agreement is a personal contract, and the rights, interests and obligations of Consultant hereunder may not be sold, transferred, assigned, pledged or hypothecated except as otherwise expressly permitted by the provisions of this Agreement. Consultant may, with the prior written consent of the Company (which shall not unreasonably be withheld), assign this Agreement to an entity (corporation, partnership or limited liability company) that is controlled by Consultant. Consultant shall not under any circumstances have any option or right to require payment hereunder otherwise than in accordance with the terms hereof. Except as otherwise expressly provided herein, Consultant shall not have any power of anticipation, alienation or assignment of payments contemplated


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hereunder, and all rights and benefits of Consultant shall be for the sole personal benefit of Consultant, and no other person shall acquire any right, title or interest hereunder by reason of any sale, assignment, transfer, claim or judgment or bankruptcy proceedings against Consultant; provided, however, that in the event of Consultant's death, Consultant's estate, legal representatives or beneficiaries (as the case may be) shall have the right to receive all of the benefits that accrued to Consultant pursuant to, and in accordance with, the terms of this Agreement.

12. SUCCESSOR

         This Agreement may be assigned by the Company to any successor interest to its business. This Agreement shall bind and inure to the benefit of the Company's successors and assigns as well.

13. NOTICES

         All notices, requests and demands hereunder shall be in writing and delivered by hand, by mail, or by telegram, and shall be deemed given if by hand delivery, upon such delivery, and if by mail, 48 hours after deposit in the United States mail, first class, registered or certified mail, postage prepaid and properly addressed to the party at the address set forth at the beginning of this Agreement. Any party may change its address for purposes of this paragraph by giving the other party written notice of the new address in the manner set forth above.

14. INVALID PROVISIONS

         Invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

15. AMENDMENT. MODIFICATION OR REVOCATION

         This Agreement may be amended, modified or revoked in whole or in part, but only by a written instrument which specifically refers to this Agreement and expressly states that it constitutes an amendment, modification or revocation hereof, as the case may be, and only if such written instrument has been signed by each of the parties to this Agreement.

16. HEADINGS

         The headings in this Agreement are inserted for convenience only and are not to be considered in construction of the provisions hereof.

17. ENTIRE AGREEMENT


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         This Agreement contains the entire understanding among the parties and supersedes any prior written or verbal agreements between them respecting the subject matter hereof, including, without limitation, any prior verbal or written employment agreement between Consultant and the Company. Upon the effectiveness hereof, any such prior verbal or written agreements shall terminate. Specifically the "Contract Operating Agreement" between the Company and Crusader Resources, LLC will terminate, and the Company has received a letter from Crusader Resources, LLC agreeing to such termination. No representations or warranties of any kind or nature relating to the Company or its affiliates or their respective businesses, assets, liabilities, operations, future plans or prospects have been made by or on behalf of the Company to Consultant; nor have any representations or warranties of any kind or nature been made by Consultant to the Company, except as expressly set forth in this Agreement.

18. ATTORNEYS' FEES

         If any legal action is necessary to enforce the terms and conditions of this Agreement, the prevailing party in such action shall be entitled to recover all costs of suit and reasonable attorneys' fees as determined by the arbitrator.

19. FURTHER ASSURANCES

         The parties shall execute such documents and take such other action as is necessary or appropriate to effectuate the provisions of this Agreement.

20. CONTROLLING LAW

         This Agreement shall be governed by the laws of the State of Colorado.

21. WAIVER

         A waiver by either party of any of the terms and conditions hereof shall not be construed as a general waiver by such party, and such party shall be free to reinstate such part or clause, with or without notice to the other party.

22. PERIODIC REVIEWS

         During January of each year during the term hereof, the Board of Directors of the Company shall review all fees then being provided to Consultant. Following each such review, the Company may in its discretion increase such amounts; however, the Company shall not decrease such items during the Term hereof. Prior to November 30th of each year during the term hereof, the Board of Directors of the Company shall communicate in writing the results of such review to Consultant.


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IN WITNESS WHEREOF, the parties have entered into this Agreement on
________________, 2004.


THE COMPANY: CONSULTANT:                    CONSULTANT:
DOLPHIN ENERGY CORPORATION



By: /s/ MARC E. BRUNER                          /s/ BRIAN D. HUGHES
   ------------------------------           --------------------------------
Mark E. Bruner, President                            Brian D. Hughes















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